Exhibit 99.1 Press Release 10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

September 2010

Members and Friends:

It is hard to believe a year has gone by since last September when I joined SIRE. It has been a challenging year but we continue to generate cash and have successfully made all of our scheduled interest and principal payments to the bank. Our plant alcohol yields and energy efficiency continue to be at or better than the builder's guarantee. We continue to receive a lot of support from members, banks, suppliers and customers and are thankful for that.

Safety- Our employees have worked without a lost time day accident since October 23, 2009 (333 days as of September 27, 2010). We have engaged Pro Safety Consultants to assist us with improving our safety program, specifically to lead our implementation of process safety management. PSC provides support specifically in the ethanol industry. Jake Eikmeier, Reliability and Safety Manager, will be moving with his family to western Nebraska, and PSC will provide us support and safety training as we finalize our search for a Safety Manager.

Financials- Our Form 10-Q for the 3rd Quarter ended June 30, 2010 was filed with the SEC on August 6, 2010. We had a net loss of $2.4 million with a positive EBITDA of $4.7 million (earnings before interest, taxed, depreciation, and amortization.) You can access this report at our website www.sireethanol.com  . Click on the Investor Tab, and select SIRE’s SEC forms are available for viewing on the SEC's website- View.

Operations- Safety and efficiency improvements are the main goals in Operations. With improved plan reliability and incremental upgrades we are planning on higher ethanol production going forward. We have successfully completed and are operating the clarifier for water treatment. We are looking forward to the installation and start up of our corn oil tricanter system in November. We have our bi-annual shutdown scheduled for late October. The steam line is currently operating at a higher capacity than a year ago. The plant is on pace to achieve 110,000,000 MGY annual nameplate capacity for this fiscal year.

Human Resources- We hired a new receptionist, Mandie Slinkard. She replaced Sarah Saar, who moved to Kiewit; we wish her well. Marcus Schnack, Utility Worker, and Shane Fleury, Production Operator, joined us during July and August; they both are great additions to our family. Our organizational chart continues to be at 64 positions.
In August we completed our first employee survey. Nearly 80% of our employees participated.  We asked questions regarding planning for a safe shutdown, employee understanding and engagement in the company incentive plan and areas/suggestions for improvement. The response showed employees were confident that our shutdown will achieve our identified goals and that safety issues will be adequately addressed before shutdown. There was good agreement that the plant enforces safety policies and that employees are motivated by the incentive program. We appreciated everyone who took the time to complete the survey and for the considered and well thought out responses they provided for suggestions on improvement.

Markets- the decision from US EPA on whether to permit increased blending of ethanol up to 15% is expected in November. The blender’s tax credit expires 12-31-2010 and needs Congressional approval to be extended. There is a lot

SIRE Newsletter – Volume IV Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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of effort with a number of ethanol supports to get this done before the end of the year. Ethanol pricing has improved in relation to gasoline over the past 60 days. We are also seeing substantial increases in corn prices. We expect higher DDGS values and favorable ethanol business in the short term. The long term outlook, with the uncertainty of the blender’s credit and E-15, is cloudier.

We want to thank our members who contributed to our SIRE-PAC. We are looking to contribute to key ethanol supporters in legislative races to advance ethanol in the Iowa and Congressional arenas.

Subordinated Note Update- we are continuing to work with the SEC to finalize our Subordinated Debt Offering. We will give you more information on the timing of this offering once we have final approval from the SEC on our prospectus.

As always, please feel free to contact me at (712)352-5002 should you have any questions or concerns.

Thank you for your support

Brian Cahill, General Manager/CEO

SIRE Newsletter – Volume IV Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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